Exhibit 99.1

PARSONS

SECOND QUARTER 2022

Earnings Press Release

Exhibit 99.1 SECOND QUARTER 2022 Earnings Press Release

Parsons* second quarter 2022 earnings press release

Parsons Reports Second Quarter 2022 Results; Momentum and Strategic M&A Continues

Q2 2022 Financial Highlights

▪	Revenue increases 15% year-over-year to $1,009 million, includes organic growth of 9%
▪	Organic revenue growth driven by both segments: Federal Solutions 11% and Critical Infrastructure 8%
▪	Net income increases 173% to $18 million
▪	Adjusted EBITDA increases 18% to $77 million
▪	Book-to-bill ratio of 1.0x in Q2 2022

Strategic Highlights

▪	Completed strategic and financially accretive Xator acquisition
▪	Hiring and retention remain strong
▪	Matt Ofilos promoted to CFO; George Ball and Ellen Lord appointed to Board of Directors
▪	Notable ESG recognition
▪	Increasing fiscal year 2022 guidance for total revenue and adjusted EBITDA, reiterating cash flow guidance

CENTREVILLE, VA – August 3, 2022, Parsons Corporation (NYSE: PSN) today announced financial results for the second quarter ended June 30, 2022.

CEO Commentary

“We delivered strong second quarter financial results as momentum established over the last year continued. During the quarter, we achieved year-over-year organic revenue growth of 9% and generated adjusted EBTIDA and cash flow results in-line with our expectations. We also leveraged our balance sheet to complete our largest acquisition since our IPO,” said Carey Smith, chair, president, and chief executive officer.

“I am encouraged by where we are today and optimistic about our future. It is gratifying to see the hard work of our employees and the improvements we’ve made to our business over the last year having a positive impact on our financial results. Parsons is well positioned to take advantage of the growing budgets and opportunities that exist in both our critical infrastructure and national security markets, and we expect our progress to continue as we further leverage the technical expertise of our talented employees.”

Second Quarter 2022 Results

Year-over-Year Comparisons (Q2 2022 vs. Q2 2021)

Total revenue for the second quarter of 2022 increased by $129 million, or 15%, to $1,009 million. This increase was primarily driven by organic growth of 9% due to the ramp-up of contract awards and $48 million of contribution from acquisitions. Operating income increased 61% to $33 million primarily due to increased activity on new and existing contracts and stronger program performance. Net income increased to $18 million. GAAP diluted earnings per share (EPS) attributable to Parsons was $0.17 in the second quarter of 2022, compared to $0.06 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the second quarter of 2022 was $77 million, an 18% increase over the prior year period. Adjusted EBITDA margin was 7.7% in the second quarter of 2022, compared to 7.5% in the second quarter of 2021. Adjusted EPS was $0.41 in the second quarter of 2022, compared to $0.32 in the second quarter of 2021. The year-over-year adjusted EBITDA and adjusted EPS increases were driven primarily by stronger program performance and contributions from acquisitions.

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Segment Results

Federal Solutions Segment

Federal Solutions Year-over-Year Comparisons (Q2 2022 vs. Q2 2021)

	Three Months Ended		Growth		Six Months Ended		Growth
	June 30, 2022	June 30, 2021	Dollars/ Percent	Percent	June 30, 2022	June 30, 2021	Dollars/ Percent	Percent
Revenue	$537,556	$442,675	$94,881	21%	$1,029,185	$894,744	$134,441	15%
Adjusted EBITDA	$47,694	$32,579	$15,115	46%	$90,449	$64,636	$25,813	40%
Adjusted EBITDA margin	8.9%	7.4%	1.5%	21%	8.8%	7.2%	1.6%	22%

Second quarter 2022 revenue increased $95 million, or 21%, compared to the prior year period due to organic growth of 11% and $48 million from acquisitions. Organic revenue growth was primarily driven by the ramp-up of recent contract awards and increased activity on existing contracts, partially offset by $20 million from a contract completion.

Second quarter 2022 Federal Solutions adjusted EBITDA including noncontrolling interests increased by $15 million, or 46%. Adjusted EBITDA margin increased to 8.9% from 7.4% in the prior year period. These increases were driven primarily by stronger program performance and contributions from acquisitions.

Critical Infrastructure Segment

Critical Infrastructure Year-over-Year Comparisons (Q2 2022 vs. Q2 2021)

	Three Months Ended		Growth		Six Months Ended		Growth
	June 30, 2022	June 30, 2021	Dollars/ Percent	Percent	June 30, 2022	June 30, 2021	Dollars/ Percent	Percent
Revenue	$471,165	$436,681	$34,484	8%	$928,605	$859,309	$69,296	8%
Adjusted EBITDA	$29,720	$33,148	$(3,428)	-10%	$61,213	$69,790	$(8,577)	-12%
Adjusted EBITDA margin	6.3%	7.6%	-1.3%	-17%	6.6%	8.1%	-1.5%	-19%

Second quarter 2022 Critical Infrastructure revenue increased $34 million, or 8% (all organic), compared to the prior year period primarily due to the ramp-up of recent contract awards, increased hiring activity, and stronger program performance.

Second quarter 2022 adjusted EBITDA including noncontrolling interests decreased by $3 million, or 10%, compared to the prior year period. Adjusted EBITDA margin decreased to 6.3% from 7.6% in the prior year period. These decreases were driven by investments in future growth, cost adjustments on legacy programs, and program completions. The company expects these costs to normalize and margins to expand in the second half of this year.

Second Quarter 2022 Key Performance Indicators

▪	Book-to-bill ratio (second quarter): 1.0x on net bookings of $992 million
▪	Book-to-bill ratio (trailing twelve-months): 1.0x on net bookings of $3.8 billion.
▪	Total backlog: $8.2 billion.
▪

Cash flow from operating activities: Second quarter 2022: $51 million, which includes $8 million of transaction-related payments for Xator. For the six months ended June 30, 2022, cash flow from operating activities was $25 million, compared to $38 million in the prior year period.

▪

Net Debt: Cash and cash equivalents were $126 million and total debt was $793 million. The company’s net debt to trailing twelve-month adjusted EBITDA leverage ratio at the end of the second quarter of 2022 was 2.0x. The company defines net debt as total debt less cash and cash equivalents.

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Significant Contract Wins

Parsons continues to win large strategic single and multiple-award contracts in well-funded areas of national security and critical infrastructure importance.

▪	Awarded a $148 million contract value increase on a program management contract for the Riyadh Metro program, which is the largest metro system development project in the world.
▪	Xator was awarded a $99 million contract with a classified customer after the company’s acquisition closed on May 31, 2022.
▪

Awarded an $88 million re-compete contract to provide Enterprise Construction Management Services for organizational units within the Department of Energy and the National Nuclear Security Administration.

▪

Awarded a new contract in Saudi Arabia worth over $75 million related to developing the fast-growing entertainment sector in conjunction with the economic diversification goals of the Saudi Vision 2030 program.

▪	Awarded a $75 million task order contract by a rail customer for infrastructure projects.
▪

Awarded prime positions on two multiple-award IDIQ contacts with ceiling values of $10 billion and $95 million.  Customers for these contracts include the Defense Health Agency, and Naval Facilities Engineering Systems Command, respectfully.

▪

After the second quarter of 2022 ended, the company won four significant contracts which included two large single-award middle east contracts with values that are being finalized, and prime positions on two additional multiple-award IDIQ contacts. One IDIQ win is a classified contract with a $5 billion ceiling value over 10 years to provide offensive cyber operations. The second IDIQ win is for the Defense Threat Reduction Agency’s Assessment, Exercise, and Modeling and Simulation Support contract with a $850 million ceiling value over 10 years.

Additional Corporate Highlights

Parsons continues to build on its long-standing commitment to environmental, social, and governance (ESG) initiatives, which is interwoven with the company’s core values and how it operates. During the quarter, Parsons received several awards for diversity and inclusion and for work on sustainable infrastructure that provides positive impacts on the environment and society. In addition, the company named Matt Ofilos as its Chief Financial Officer and appointed two new members to the board of Directors.

▪

Named Matt Ofilos as the company’s chief financial officer and appointed two new individuals to its board of directors: George Ball, Parsons’ former CFO, and Ellen Lord, the former Under Secretary of Defense for Acquisition and Sustainment. All three appointments were effective July 25, 2022.

▪

During Q2 2022, the company announced and closed the acquisition of Xator Corporation in a deal valued at $388 million. The strategic acquisition expands Parsons’ presence within the U.S. Special Operations Command, the Intelligence Community, Federal Civilian customers, and global critical infrastructure markets, while providing new customer access at the Department of State, which is expected to experience significant budgetary growth. The acquisition was funded by cash on-hand and borrowings under the company’s revolving line of credit.

▪

Recognized as a top 50 employer by Women Engineer Magazine. This publication selects the top companies in the country for which they would most like to work for and/or whom they believe would provide a positive working environment for women engineers.

▪	Honored by the Washington Business Journal as one of the most diverse companies and employers in the Washington, D.C. metropolitan area.
▪

The company’s Spring Valley Remediation project won the Secretary of Defense Environmental Award for remediation of chemical warfare materiel, and Parsons’ Dubai Metro Route extension project won the Sustainable Transport Best Consultant Award for the implementation of sustainable urban mobility solutions that reduce congestion, conserve the environment, and improve mobility safety.

▪	Parsons was also recognized as one of the top four companies in Engineering News-Record’s 2022 rankings for both Professional Services and Program Management firms.

parsons.com	©Parsons Corporation. All Rights Reserved. 4

Fiscal Year 2022 Guidance

The company is increasing its fiscal year 2022 revenue and adjusted EBITDA guidance ranges to reflect its strong operating performance in the first half of the year, outlook for the remainder of the year, and its Xator acquisition. The company is reiterating its cash flow guidance given first half results were in-line with its expectations and cash flow generated by Xator will be offset by transaction related outflows. The table below summarizes the company’s fiscal year 2022 guidance.

	Current Fiscal Year 2022 Guidance	Prior Fiscal Year 2022 Guidance
Revenue	$3.95 billion - $4.15 billion	$3.7 billion - $3.9 billion
Adjusted EBITDA including non-controlling interest	$330 million - $360 million	$315 million - $345 million
Cash Flow from Operating Activities	$240 million - $280 million	$240 million - $280 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2022.

Conference Call Information

Parsons will host a conference call today, August 3, 2022, at 8:00 a.m. ET to discuss the financial results for its second quarter 2022.

Listeners may access a webcast of the live conference call from the Investor Relations section of the company's website at www.Parsons.com. Listeners may also access a slide presentation on the website, which summarizes the company’s second quarter 2022 results. Listeners should go to the website 15 minutes before the live event to download and install any necessary audio software.

Listeners may also participate in the conference call by dialing +1 833-634-2602 (domestic) or +1 412-902-4114 (international). No passcode is required.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year. A telephonic replay also will be available through August 10, 2022, at +1 877-344-7529 (domestic) or +1 412-317-0088 (international) and entering passcode 8040795.

About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and critical infrastructure markets, with capabilities across cybersecurity, missile defense, space, connected infrastructure, and smart cities. Please visit parsons.com and follow us on LinkedIn and Facebook to learn how we're making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance.  Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control.  Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events.  Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships

parsons.com	©Parsons Corporation. All Rights Reserved. 5

with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive  bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes.  These factors are not exhaustive and additional factors could adversely affect our business and financial performance.  For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2021, on Form 10-K, filed on February 23, 2022, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made.  We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 655-8264
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.com

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenue	$1,008,721	$879,356	$1,957,790	$1,754,053
Direct cost of contracts	781,772	680,328	1,515,672	1,349,410
Equity in earnings of unconsolidated joint ventures	5,613	9,428	11,211	16,958
Selling, general and administrative expenses	199,932	188,238	385,009	375,760
Operating income	32,630	20,218	68,320	45,841
Interest income	171	152	236	250
Interest expense	(4,525)	(4,910)	(8,463)	(9,451)
Other income (expense), net	236	405	381	(1,386)
Total other income (expense)	(4,118)	(4,353)	(7,846)	(10,587)
Income before income tax expense	28,512	15,865	60,474	35,254
Income tax expense	(5,732)	(3,838)	(13,851)	(9,213)
Net income including noncontrolling interests	22,780	12,027	46,623	26,041
Net income attributable to noncontrolling interests	(4,485)	(5,325)	(7,661)	(10,300)
Net income attributable to Parsons Corporation	$18,295	$6,702	$38,962	$15,741
Earnings per share:
Basic	$0.18	$0.07	$0.38	$0.15
Diluted	$0.17	$0.06	$0.35	$0.15

Weighted average number shares used to compute basic and diluted EPS

(in thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Basic weighted average number of shares outstanding	103,675	102,509	103,722	102,456
Stock-based awards	658	744	729	636
Convertible senior notes	8,917	8,917	8,917	8,917
Diluted weighted average number of shares outstanding	113,250	112,170	113,368	112,009

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes

(in thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income attributable to Parsons Corporation	18,295	6,702	38,962	15,741
Convertible senior notes if-converted method interest adjustment	542	531	1,082	1,059
Diluted net income attributable to Parsons Corporation	18,837	7,233	40,044	16,800

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents (including $25,060 and $78,514 Cash of consolidated joint ventures)	$125,982	$342,608
Restricted cash and investments	890	1,275
Accounts receivable, net (including $183,768 and $190,643 Accounts receivable of consolidated joint ventures, net)	733,487	598,311
Contract assets (including $9,867 and $23,498 Contract assets of consolidated joint ventures)	603,359	579,216
Prepaid expenses and other current assets (including $13,357 and $18,783 Prepaid expenses and other current assets of consolidated joint ventures)	119,908	110,941
Total current assets	1,583,626	1,632,351

Property and equipment, net (including $1,504 and $1,721 Property and equipment of consolidated joint ventures, net)	98,491	104,196
Right of use assets, operating leases	167,577	182,672
Goodwill	1,671,668	1,412,690
Investments in and advances to unconsolidated joint ventures	115,478	110,688
Intangible assets, net	285,115	207,821
Deferred tax assets	134,591	134,393
Other noncurrent assets	53,259	46,129
Total assets	$4,109,805	$3,830,940

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $62,848 and $78,558 Accounts payable of consolidated joint ventures)	$194,696	$196,286
Accrued expenses and other current liabilities (including $82,994 and $82,746 Accrued expenses and other current liabilities of consolidated joint ventures)	647,040	599,089
Contract liabilities (including $14,293 and $14,333 Contract liabilities of consolidated joint ventures)	186,295	171,671
Short-term lease liabilities, operating leases	59,814	55,902
Income taxes payable	10,941	7,836
Total current liabilities	1,098,786	1,030,784

Long-term employee incentives	16,177	15,997
Long-term debt	792,982	591,922
Long-term lease liabilities, operating leases	127,487	148,893
Deferred tax liabilities	9,587	11,400
Other long-term liabilities	100,119	94,832
Total liabilities	2,145,138	1,893,828
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,178,118 and 146,276,880 shares issued; 38,463,147 and 33,331,494 public shares outstanding; 65,097,822 and 70,328,237 ESOP shares outstanding	146,174	146,277
Treasury stock, 42,617,149 shares at cost	(867,391)	(867,391)
Additional paid-in capital	2,676,063	2,684,979
Accumulated deficit	(14,565)	(53,529)
Accumulated other comprehensive loss	(12,100)	(9,568)
Total Parsons Corporation shareholders' equity	1,928,181	1,900,768
Noncontrolling interests	36,486	36,344
Total shareholders' equity	1,964,667	1,937,112
Total liabilities and shareholders' equity	$4,109,805	$3,830,940

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months Ended
	June 30, 2022	June 30, 2021
Cash flows from operating activities:
Net income including noncontrolling interests	$46,623	$26,041
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	61,090	69,308
Amortization of debt issue costs	1,302	1,530
(Gain) loss on disposal of property and equipment	(96)	297
Provision for doubtful accounts	(3)	-
Deferred taxes	(2,149)	(4,217)
Foreign currency transaction gains and losses	1,461	2,395
Equity in earnings of unconsolidated joint ventures	(11,211)	(16,958)
Return on investments in unconsolidated joint ventures	19,434	18,132
Stock-based compensation	8,358	11,361
Contributions of treasury stock	26,544	26,518
Changes in assets and liabilities, net of acquisitions and newly consolidated joint ventures:
Accounts receivable	(109,681)	58,146
Contract assets	(17,866)	8,360
Prepaid expenses and other assets	(3,521)	(11,153)
Accounts payable	(8,079)	(34,372)
Accrued expenses and other current liabilities	(7,314)	(97,541)
Contract liabilities	13,360	(5,957)
Income taxes	3,107	(2,402)
Other long-term liabilities	3,977	(11,025)
Net cash provided by operating activities	25,336	38,463
Cash flows from investing activities:
Capital expenditures	(13,588)	(9,171)
Proceeds from sale of property and equipment	251	384
Payments for acquisitions, net of cash acquired	(379,272)	256
Investments in unconsolidated joint ventures	(11,228)	(26,373)
Return of investments in unconsolidated joint ventures	-	727
Proceeds from sales of investments in unconsolidated joint ventures	-	14,335
Net cash used in investing activities	(403,837)	(19,842)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	347,100	-
Repayments of borrowings under credit agreement	(147,100)	-
Payments for debt costs and credit agreement	-	(1,826)
Payments for acquired warrants	(11,243)	-
Contributions by noncontrolling interests	2,827	872
Distributions to noncontrolling interests	(10,344)	(21,836)
Repurchases of common stock	(15,548)	-
Taxes paid on vested stock	(5,963)	(2,242)
Proceeds from issuance of common stock	2,724	2,773
Net cash provided by (used in) financing activities	162,453	(22,259)
Effect of exchange rate changes	(963)	1,011
Net decrease in cash, cash equivalents, and restricted cash	(217,011)	(2,627)
Cash, cash equivalents and restricted cash:
Beginning of year	343,883	487,215
End of period	$126,872	$484,588

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Contract Awards

(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Federal Solutions	$392,554	$1,218,413	$849,442	$1,643,034
Critical Infrastructure	599,057	463,170	1,059,325	1,049,523
Total Awards	$991,611	$1,681,583	$1,908,767	$2,692,557

Backlog

(in thousands)

	June 30, 2022	June 30, 2021
Federal Solutions:
Funded	$1,329,695	$1,126,408
Unfunded	3,756,452	4,362,700
Total Federal Solutions	5,086,147	5,489,108
Critical Infrastructure:
Funded	3,080,338	2,850,211
Unfunded	61,151	72,889
Total Critical Infrastructure	3,141,489	2,923,100
Total Backlog	$8,227,636	$8,412,208

Book-To-Bill Ratio1:

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Federal Solutions	0.7	2.8	0.8	1.8
Critical Infrastructure	1.3	1.1	1.1	1.2
Overall	1.0	1.9	1.0	1.5

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

[1]	Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income attributable to Parsons Corporation	$18,295	$6,702	$38,962	$15,741
Interest expense, net	4,354	4,758	8,227	9,201
Income tax provision (benefit)	5,732	3,838	13,851	9,213
Depreciation and amortization (a)	30,581	34,635	61,090	69,308
Net income attributable to noncontrolling interests	4,485	5,325	7,661	10,300
Equity-based compensation	4,791	4,921	8,689	11,901
Transaction-related costs (b)	9,525	4,086	11,923	6,732
Restructuring (c)	-	73	213	150
Other (d)	(349)	1,389	1,046	1,880
Adjusted EBITDA	$77,414	$65,727	$151,662	$134,426

(a)

Depreciation and amortization for the three and six months ended June 30, 2022, is $25.9 million and $52.1 million, respectively, in the Federal Solutions Segment and $4.7 million and $9.0 million, respectively, in the Critical Infrastructure Segment.  Depreciation and amortization for the three and six months ended June 30, 2021, is $30.1 million and $60.2 million, respectively, in the Federal Solutions Segment and $4.6 million and $9.1 million, respectively, in the Critical Infrastructure Segment.

(b)	Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)	Reflects costs associated with and related to our corporate restructuring initiatives.
(d)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three months ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$47,645	$32,500	$90,283	$64,482
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	49	79	166	154
Federal Solutions Adjusted EBITDA including noncontrolling interests	$47,694	$32,579	$90,449	$64,636

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	25,160	27,817	53,475	59,474
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	4,560	5,331	7,738	10,316
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$29,720	$33,148	$61,213	$69,790

Total Adjusted EBITDA including noncontrolling interests	$77,414	$65,727	$151,662	$134,426

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income attributable to Parsons Corporation	$18,295	$6,702	$38,962	$15,741
Acquisition related intangible asset amortization	19,714	24,485	39,804	49,009
Equity-based compensation	4,791	4,921	8,689	11,901
Transaction-related costs (a)	9,525	4,086	11,923	6,732
Restructuring (b)	-	73	213	150
Other (c)	(349)	1,389	1,046	1,880
Tax effect on adjustments	(8,854)	(8,552)	(15,526)	(17,372)
Adjusted net income attributable to Parsons Corporation	43,122	33,104	85,111	68,041
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	103,675	102,509	103,722	102,456
Weighted-average number of diluted shares outstanding (d)	104,334	103,254	104,451	103,092
Adjusted net income attributable to Parsons Corporation per basic share	$0.42	$0.32	$0.82	$0.66
Adjusted net income attributable to Parsons Corporation per diluted share	$0.41	$0.32	$0.81	$0.66

(a)	Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(b)	Reflects costs associated with and related to our corporate restructuring initiatives
(c)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(d)	Excludes dilutive effect of convertible senior notes due to bond hedge.

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PARSONS CORPORATION

Historical Quarterly Revenue by New Business Units

(in thousands)

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Revenue
Defense & Intelligence	$350,298	$335,527	$339,986	$332,080	$297,447	$299,517
Engineered Systems	187,258	156,102	154,029	167,211	145,228	152,552
Federal Solutions revenues	537,556	491,629	494,015	499,291	442,675	452,069
Mobility Solutions	300,382	294,786	293,498	293,799	295,825	281,596
Connected Communities	170,783	162,654	163,155	162,960	140,856	141,032
Critical Infrastructure revenues	471,165	457,440	456,653	456,759	436,681	422,628
Total Revenue	$1,008,721	$949,069	$950,668	$956,050	$879,356	$874,697

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